Issuer Free Writing Prospectus dated February 20, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended,
relating to Preliminary Prospectus dated February 16, 2024
Registration Statement No. 333-274158



mF International Limited

Investor Presentation

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of ordinary shares ("Ordinary Shares") of mF International Limited, a British Virgin Islands company ("we", "us", "our" or the "Company") and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates (the "Offering") and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1940941/000149315224006977/formf-1a.htm

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have filed with the SEC in their entirety for more complete information about us and the Offering you may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Joseph Stone Capital, LLC, 585 Stewart Avenue, Unit L60-C Garden City, New York 11530 or via email: corporatefinance@josephstonecapital.com, or contact mF International Limited via email: ir@m-finance.net.

This presentation does not constitute an offer or invitation for the sale or purchase of securities or to engage in any other transaction with the Company or its affiliates. The information in this presentation is not targeted at the residents of any particular country or jurisdiction and is not intended for distribution to, or use by, any person in any jurisdiction or country where such distribution or use would be contrary to local law or regulation.

Forward-looking Statements

mF International

This presentation contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. The words "approximates," "believes," "hopes," "expects," "anticipates," "estimates," "projects," "intends," "plans," "will," "would," "should," "could," "may" or other similar expressions are intended to identify forward-looking statements. Forward-looking statements give our current expectations or forecasts or future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and software and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to: our future financial and operating results, including revenues, income, expenditures, cash balances, and other financial items; our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals; current and future economic and political conditions; our expectations regarding demand for and market acceptance of our services and the services with which we assist in the distributions; our expectations regarding our client base; our ability to procure the applicable regulatory licenses in the relevant jurisdictions in which we operate; competition in our industry; relevant government policies and regulations relating to our industry; our capital requirements and our ability to raise any additional financing which we may require; our ability to protect our intellectual property rights and secure the right to use other intellectual property that we deem to be essential or desirable to the conduct of business; our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business; overall industry and market performance; the spread of COVID-19 and its new variants; and other assumptions described in this presentation underlying or relating to any forward-looking statements.

We describe certain material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under "Risk Factors" of our prospectus . We base our forward-looking statements on our management's beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements.

The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, changes in assumptions, or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read our prospectus and the documents that we refer to in this presentation and have filed as exhibits to the registration statements completely and with the understanding that our actual future results may be materially different from what we expect.

Offering Summary

mF International

Issuer	mF International Limited
Securities	Ordinary Shares
Offering Type	Initial Public Offering
Proposed Listing/Symbol	NASDAQ Capital Market: MFI
Ordinary Shares Offered by the Issuer	1,560,000 Ordinary Shares, or 1,794,000 Ordinary Shares if the underwriters exercise their over-allotment option in full
Underwritten Resale Shares	221,108 Ordinary Shares
Offering Price	Between US$4 and US$5 per Ordinary Share
Gross Proceeds	Between US$6.24 million and US$7.80 million (or between US$7.18 million and US$8.97 million if the underwriters exercise their over-allotment option in full)
Use of Proceeds	We intend to use the proceeds from this Offering primarily for expanding service capacity and working capital
Underwriter	Joseph Stone Capital, LLC

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Company Overview

mF International

We are a Hong Kong-based experienced financial trading solution provider principally engaged in the development and provision of financial trading solutions to customers via the internet or platform as software as a service (SaaS).



mF International



20 years of experience in

- Real-time mission critical forex/bullion/commodities trading platform solutions
- Financial value-added services
- Mobile applications and financial information

Our customers type

- Brokers
- Investment banks
- Institutional clients
- Financial services providers

Our clients base

- Mainland China
- Hong Kong
- Southeast Asia



See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Corporate Structure

mF International



Cheung Hoi Hung
Zhang Mi
Poon Chung Lung
Chan Chu Hing
Lo Wing Sang
3.35%*
1.69%*
4.15%*
4.33%*
4.11%*
Gaderway Investments Limited (Incorporated in BVI)
US Public Shareholders
68.82%*
13.55%*
mF International Limited (Incorporated on 6/15/2022 in BVI) Directors: Tai Wai (Stephen) Lam Chi Weng Tam
100%
m-FINANCE Limited (Incorporated on 2/11/2002 in Hong Kong) Directors: Tai Wai (Stephen) Lam Chi Weng Tam
100%
100%
100%
m-FINANCE Trading Technologies Limited (mFTT) (Incorporated on 3/21/2013 in Hong Kong) Directors: Tai Wai (Stephen) Lam Chi Weng Tam
m-FINANCE Software (Shenzhen) Limited (SZ WFOE) (Incorporated on 3/27/2014 in China) (Deregistration was completed on 3/21/2023) Legal Representative: Shaoxia Luo Supervisor: Wai Ming Zhang
Omegatraders Systems Limited (OTX) (Incorporated on 12/10/2009 in Hong Kong) Directors: Tai Wai (Stephen) Lam Chi Weng Tam
* after this Offering

Notes:

(1) Gaderway Investments Limited, a company incorporated in the BVI on March 18, 2015 as a limited liability company, is a holding company without business operations, which is owned as to approximately 61.54% by Mr. Tai Wai (Stephen) Lam and approximately 38.46% by Mr. Chi Weng Tam.

(2) m-FINANCE Software (Shenzhen) Limited was dormant and the deregistration process was completed in March 2023.

* After this Offering

Investment Highlights


mF International

01 Unique comprehensive one-stop offering covering needs of traders, dealers and financial institutions

02 24/7 round-the-clock support services specialized in mission critical application support and support provision

03 Experienced management team fully understands the market situation and technology

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Key Services

m-FINANCE Trading Platform

Customer Relationship Management

Liquidity Solutions

mF International

We have been committed to providing a state-of-the-art trading platform and innovative **one-stop trading solution** that fits for the Asian market, via internet or platform as software as a service, with clients located over mainland China, Hong Kong and Southeast Asia.



White Label Services

Social and Copy Trading (“CopyMaster”)

Cross-Platform “Broker+” Solution

Other Financial Value-added Services (FVAS)

Key Services

m-FINANCE Trading Platform

The platform is designed to be highly configurable to address specific business requirements without being required to redeploy or rebuild the applications. This is very crucial to serve the 24-hour non-stop over-the-counter market.

A Turnkey Trading Solution

Build to fulfill brokers' business needs

Trader Terminal

Comes in .NET, Java, iOS, Android and HTML5 versions, providing the greatest flexibility for traders to manage their positions and place orders anytime, anywhere



Flagship Platform

Front, Middle & Back Office Modules

Allow traders, introducing brokers and account managers, dealers, settlement and credit officers to easily monitor and execute trades, perform risk management and account openings, and operate the trading business in a secured and stable environment

"Price Engine"

Links up with market data feeds and then distributes to all connected applications in a timely and efficient manner

Key Services

mF International

Customer Relationship Management (CRM)

Developed exclusively for facilitating forex/bullion brokerage companies
to manage all the Introducing Brokers (IBs) and clients efficiently.



Muti-tier Agent Structures
Instant Account Opening
Commission Setting
Integrated Account
Deposit/Withdrawal
Detailed Report
7/24 Service
Trader/IB Portal
CRM System
One-stop Management
Fund Management
Report Management
Account Management
System Statistics
Admin Portal
Information Management
Profit Sharing
Rebate Configuration

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Liquidity Solutions

- m-FINANCE provides liquidity services to customers for the use of the fully automatic hedging solution and sending their clients' orders directly to the liquidity providers.
- m-FINANCE supports Financial Information Exchange (FIX), which is the de-facto standard for international real-time exchange of transactions among financial institutions.



A-Book Mode
Clients A
Orders Request
Orders Results
B-Book Mode
Clients B
Orders Request
Orders Results
Brokers/Dealers
Orders Request
Orders Results
STP Solution
(support FIX protocol)
Liquidity Provider
Money Center Banks
Exchanges
ECN Platforms

Key Services

mF International

White Label Services

- Allow customers to add additional labels or brands to the trading platform services.
- Provide customers the highest flexibility to operate their trading platform business based on their individual business development strategy or marketing needs at a lower operating cost.

CopyMaster

- Provides users with the opportunity to follow the trading portfolio of successful traders' transactions such as buy/sell events and profit & loss summary.
- By combining copy trading with social media elements, into m-FINANCE's self-developed mobile application, CopyMaster, traders, analysts, guru, introducing brokers can interact, share knowledge and strategies, and engage in the forex and bullion markets with ease.
- Equipped with several built-in interactive utilities, including traders' ranking, market sentiment analysis, virtual points, group chats, messaging and alerts, as well as live broadcasts.

Cross-Platform "Broker+" Solution

- Scales up brokers' business by providing brokers with flexibility to operate as a liquidity provider.
- Brokers can accept orders from other brokers who are using MT4 software developed by Metaquotes Ltd. directly via STP, in order to expand their trading volume.
- "Broker+" solution allows configuration of multiple modules with independent price quote setting for different brokers.
- Brokers utilizing the m-FINANCE trading platform can have full flexibility to hedge specific orders from other brokers by switching between A-Book and B-Book modes conveniently.

FVAS

- Interactive charts
- Professional trading analysis & strategies
- Economic calendar
- Instant financial news
- Real-time quotes
- Online payment gateway
- Mobile customer relationship management System (mCRM)
- Website development.

All these services can be tailored to assist clients to establish, promote and strengthen their online trading business and services.

Industry Overview

mF International

Global Online Trading Market


US$ Billions
CAGR: 6.4%
10.21
10.86
11.56
12.30
13.30
2022
2023
2024E
2025E
2026E

Source: Statista and Gartner

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Experienced Management Team

mF International



Tai Wai (Stephen) Lam
Chairman and Executive Director

- Mr. Lam has over 30 years of experience in Information Technology and business management, covering fields of software development, business consulting, financial technology and e-commerce.
- Mr. Lam was the Senior Information Technology Manager of the Hong Kong SAR Government and had led several e-Government projects.
- Mr. Lam used to hold senior positions in commercial firms, including Senior Consultant of World-wide Professional Services in Canada of Netscape Communications Corporation, Senior Consultant Manager of SINA.com, Technical Director of 36.com Holdings Limited (previously a listed company on the Hong Kong Stock Exchange).
- Mr. Lam obtained a Masters of Business Administration from the University of Western Sydney, Australia in 2003 and a Bachelor of Science degree in Computational Science and Management Studies from the University of Leeds, United Kingdom in 1989.



Chi Weng Tam
Executive Director and Chief Executive Officer

- Mr. Tam is an accomplished executive with over 25 years of experience in the IT and Finance industries. He has held senior management positions in various companies.
- Mr. Tam served as the Director of Major Accounts at VanceInfo Technologies Limited, an IT service provider listed on the New York Stock Exchange. In this role, he delivered world-class IT consulting, enterprise solutions, and outsourcing services to numerous leading Fortune 500 companies.
- Mr. Tam was the Team Leader of Business Development at Arkadin, a French company specializing in customized collaboration solutions for multinational companies across Europe, the United States, and the Asia Pacific region.
- Mr. Tam served as the General Manager at GlobalTec Hong Kong Limited, where he marketed trending analysis software to individuals and financial institutions.
- Mr. Tam obtained a degree of Bachelor of Business Administration (Honours) from Lingnan University, Hong Kong.



Sui Yee Yeung
Chief Financial Officer

- Ms. Yeung joined the Operating Subsidiaries as the Senior Accountant in July 2017 and has served as the Finance Manager of the Operating Subsidiaries since July 2018 and the Chief Financial Officer of m-FINANCE since June 2022.
- Ms. Yeung has had over 18 years of professional experience across finance and accounting, compliance, internal controls, taxation and public accounting.
- Ms. Yeung was a financial leader with a blend of experience at local and multinational corporations prior to joining our Operating Subsidiaries.
- Ms. Yeung obtained a Bachelor of Accounting degree from the University of Hong Kong.
- Ms. Yeung is a member of the CPA Australia.

Board of Directors



Tai Wai (Stephen) Lam
Chairman and Executive Director

- Mr. Lam has over 30 years of experience in Information Technology and business management, covering fields of software development, business consulting, financial technology and e-commerce.
- Mr. Lam was the Senior Information Technology Manager of the Hong Kong SAR Government and had led several e-Government projects.
- Mr. Lam used to hold senior positions in commercial firms, including Senior Consultant of World-wide Professional Services in Canada of Netscape Communications Corporation, Senior Consultant Manager of SINA.com, Technical Director of 36.com Holdings Limited (previously a listed company on the Hong Kong Stock Exchange).
- Mr. Lam obtained a Masters of Business Administration from the University of Western Sydney, Australia in 2003 and a Bachelor of Science degree in Computational Science and Management Studies from the University of Leeds, United Kingdom in 1989.



Chi Weng Tam
Executive Director
Chief Executive Officer

- Mr. Tam is an accomplished executive with over 25 years of experience in the IT and Finance industries. He has held senior management positions in various companies.
- Mr. Tam served as the Director of Major Accounts at VanceInfo Technologies Limited, an IT service provider listed on the New York Stock Exchange. In this role, he delivered world-class IT consulting, enterprise solutions, and outsourcing services to numerous leading Fortune 500 companies.
- Mr. Tam was the Team Leader of Business Development at Arkadin, a French company specializing in customized collaboration solutions for multinational companies across Europe, the United States, and the Asia Pacific region.
- Mr. Tam served as the General Manager at GlobalTec Hong Kong Limited, where he marketed trending analysis software to individuals and financial institutions.
- Mr. Tam obtained a degree of Bachelor of Business Administration (Honours) from Lingnan University, Hong Kong.



Sum (Philip) Cheng
Independent Director Nominee

- Mr. Cheng is a senior partner of Cheng, Yeung & Co. Certified Public Accountants (Practising).
- Mr. Cheng was a Managing Director of Lam, Kwok, Kwan & Cheng CPA Limited before joining Cheng, Yeung & Co. Certified Public Accountants (Practising) before joining Cheng, Yeung & Co. Certified Public Accountants (Practising) in March 2006 .
- Mr. Cheng has over 35 years' experience in assurance and financial advisory services.
- Mr. Cheng has extensive experience in the auditing of private companies in different business sectors, including information technology, manufacturing, real estate, transportation, health care, food and beverage, and retail.
- Mr. Cheng has extensive knowledge in Hong Kong Tax and has practical experience in handling many of Field Audits, Tax Investigations, and Tax Appeal Cases over 30 years.
- Mr. Cheng qualified in year 1996, and obtained his Master's Degree in Professional Accounting from The Hong Kong Polytechnic University in 2000.



Lai Sum (Christina) Liu
Independent Director Nominee

- Ms. Liu has been working in the financial industry in Hong Kong for over 40 years, covering securities, futures, gold, foreign exchange, funds and financing etc.
- Ms. Liu has been the Responsible Officer for Type 1 (Dealing in securities), Type 2 (Dealing in futures contracts), Type 4 (Advising on securities), Type 5 (Advising on futures contracts) and Type 9 (Asset management) regulated activities.
- Ms. Liu has enriched working experience in several well-known financial institutions including Wocom Securities Limited (a subsidiary of Wing On Company International Ltd), SBI China Capital Securities Limited, RHB Securities Hong Kong Limited ("RHB"), Yuanta Asia Investment (Hong Kong) Limited (formerly known as Polaris Securities (Hong Kong) Ltd), South China Securities Limited and Huajin Securities (International) Limited.
- Ms. Liu obtained the Hong Kong General Certificate of Education in 1975.



Cheuk Ho Chan
Independent Director Nominee

- Mr. Chan has been the financial director, financial controller and company secretary of several companies listed on the Main Board of The Stock Exchange of Hong Kong Limited for 20 years.
- Mr. Chan is currently an independent non-executive director of Eagle Nice (International) Holdings Limited, EPS Creative Health Technology Group Limited, Winshine Science Company Limited and Gudou Holdings Limited.
- Mr. Chan was the chief financial officer and financial controller in different corporations for over 20 years and most of them are listed with the HK Stock Exchange.
- Mr. Chan obtained a Bachelor's degree in Business Administration from the Chinese University of Hong Kong in 1989 and a Master's degree in Business Administration from the University of Manchester in 2003.
- Mr. Chan has been a fellow member of the Hong Kong Institute of Certified Public Accountants since 2003.

Business Strategy

mF International



Unique I-A-D-T philosophy

- I(Information)-A(Analysis)-D(Decision)-T(Transaction) defines the framework of m-FINANCE's services and m-FINANCE is committed to integrating this company philosophy into the design of financial trading solutions

Continuing to commit in R&D to enhance existing m-FINANCE trading platform and financial value-added services for capturing world-wide demand for our trading solutions

Retaining, attracting and motivating high caliber and experienced staff

- Recruit more sales and marketing personnel to broaden our international market and client base
- Plan to hire additional in-house counsel and compliance officers
- Encourage potential staff to study and apply for relevant professional qualifications
- Maintain a people-oriented management culture and working environment

Expansion in sales and marketing

- Plan to promote our Operating Subsidiaries' market presence by investing more in sales and marketing in the international market, including online advertisement, promotion, digital marketing, and exhibition.

Business Strategy

Unique I-A-D-T philosophy

I-A-D-T defines the framework of m-FINANCE's services and m-FINANCE is committed to integrating this company philosophy into the design of financial trading solutions. In the past two decades, m-FINANCE has implemented solutions designed to assist its customers in building profitable businesses and benefitting from effective return-on-investment.

I A
D T

(I)nformation

Gathering raw market information, including market indicators, price and publicly available news.

(A)nalysis

Analyzing the collected information aims to identify the latest market trends and potential movements.

(D)ecision

Formulating trading strategies and make investment decision based on risk appetite and market situation.

(T)ransaction

Executing the transactions through a stable, efficient and secure trading platform.

Business Strategy

mF International

Continuing to commit in R&D to enhance existing m-FINANCE trading platform and financial value-added services for capturing world-wide demand for our trading solutions

Enhancing and Upgrading Financial Trading Solutions

Business Development Activities to Support Regional Expansion



Establishment of a proprietary trading platform for Algo-traders

Expansion of Client Basis

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Revenue Model

Our revenue model is subject to the type of services provision to clients, which include:

	Fee Type	Trading Platform	CRM	Liquidity Solutions	Social and Copy Trading ("CopyMaster")	Broker+	Other Financial Value-added Services (FVAs)
1	Initial set up, installation and customization services [1]	✓	✓	✓	✓	✓	✓
2	Subscriptions [2]	✓	✓		✓	✓	
3	Hosting, support and maintenance services [2]	✓	✓	✓	✓	✓	○
4	White label services [2]	○					
5	Liquidity service income [3]			✓			
6	Quotes/news/package subscription services [2]				○		✓

Remarks: ○ = Optional fee

Notes:

[1] We charged a one-time service fee for the services provided.

[2] We charged a monthly fee for the services provided.

[3] We charged a transaction fee based on the trading volume or lot size.

Financial Highlights

mF International

Revenue and Net Income



HK$ Millions
32.21
10.35
34.93
6.82
16.75
4.80
14.15
2.22
FY2021
FY2022
1H2022
Unaudited
1H2023
Unaudited
Revenue
Net Income

Gross Profit & Gross Margin



HK$ Millions
Gross Margin in %
49.5%
52.7%
50.1%
51.3%
15.95
18.42
8.39
7.26
FY2021
FY2022
1H2022
Unaudited
1H2023
Unaudited

Note: Fiscal years ended December 31.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Financial Highlights

Revenue Breakdown


25%
38%
10%
10%
6%
11%
FY2021
21%
33%
12%
19%
5%
10%
FY2022
Initial set up, installation and customization services
Subscriptions
Hosting, support and maintenance services
Liquidity services
White label services
Quotes/news/package subscription services
5%
43%
13%
22%
6%
11%
1H2022 Unaudited
26%
35%
14%
9%
7%
9%
1H2023 Unaudited

Note: Fiscal years ended December 31.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Contact

mF International

Issuer:

mF International Limited

Email: ir@m-finance.net

Tel: +852-3426-6200

Address: Unit 1801, Fortis Tower, 77-79 Gloucester Road, Wan Chai, Hong Kong

Website: https://www.m-finance.com

Joseph Stone Capital
MEMBER FINRA/SIPC

Underwriter:

Joseph Stone Capital, LLC

Email: corporatefinance@josephstonecapital.com

Tel: 888-302-5548

Address: Headquarter: 585 Stewart Avenue, Unit L60-C Garden City, New York 11530